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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Reebok International Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REEBOK INTERNATIONAL LTD.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021

NOTICE OF 2005 ANNUAL SHAREHOLDERS MEETING
May 3, 2005

Notice is hereby given that the Annual Shareholders Meeting of Reebok International Ltd. will be held at Reebok's Corporate Headquarters, located at the above address, at 10:00 a.m. local time on Tuesday, May 3, 2005, for the following purposes:

  1.
  Election of seven (7) members of the Board of Directors, each for a one-year term.

  2.
  Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2005.

  3.
  Transaction of any other business that may properly come before the Meeting or any adjournment thereof.

        Shareholders of record at the close of business on February 22, 2005, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Whether or not you intend to be present in person at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

                      By Order of the Board of Directors

                      DAVID A. PACE
                       Senior Vice President,
                      General Counsel and Clerk

March 11, 2005

PROXY STATEMENT
for
ANNUAL SHAREHOLDERS MEETING
May 3, 2005

General Meeting Information

GENERAL QUESTIONS

Q: WHY AM I RECEIVING THIS PROXY STATEMENT?

        A: The Board of Directors of Reebok International Ltd. ("Reebok" or the "Company") is soliciting proxies for the 2005 Annual Shareholders Meeting (the "Annual Meeting"). You are receiving a proxy statement because you own shares of Reebok common stock that entitle you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. The proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision. We will mail the notice of Annual Meeting, proxy statement and proxy card to shareholders on or about March 11, 2005.

Q: WHEN IS THE ANNUAL MEETING?

        A: The Annual Meeting will be held on Tuesday, May 3, 2005, or at any adjournment thereof, starting at 10:00 a.m. local time.

Q: WHERE IS THE ANNUAL MEETING?

        A: It will be held at Reebok's corporate headquarters located at 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021.

Q: WHO CAN VOTE?

        A: Those persons named on our records as owners of Reebok common stock at the close of business on February 22, 2005, are entitled to one vote per share. February 22, 2005 is considered the "Record Date."

Q: HOW MANY SHARES ARE ENTITLED TO VOTE?

        A: There were 59,601,044 shares of Reebok common stock outstanding on the Record Date and entitled to vote. Each share is entitled to one vote.

Q: WHAT IS A QUORUM?

        A: A quorum is the minimum number of shares required to hold a meeting. Under the Reebok bylaws, a majority of the issued and outstanding shares of stock entitled to vote at the Annual Meeting, or 29,800,523 shares, must be represented in person or by proxy for a quorum.

Q: WHO PAYS THE COST OF SOLICITATION?

        A: Reebok pays the cost of soliciting your proxy and reimburses banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material to you as a beneficial owner of shares on behalf of Reebok's management. In addition to solicitation by mail, directors, officers and employees of Reebok may solicit by personal interview, electronic mail, fax and telephone.

Q: WHO CAN ATTEND THE ANNUAL MEETING?

        A: Only shareholders are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification where your name will be verified against our shareholder list. If you hold your shares through a broker or other nominee and you plan to attend the Annual Meeting, you should bring a recent brokerage statement showing your ownership of the shares. You must also bring a form of personal identification.

Q: HOW CAN I RECEIVE A COPY OF THE ANNUAL REPORT?

        A: The annual report for the year that ended December 31, 2004, will be sent simultaneously with this proxy statement and may also be accessed through our corporate website—www.reebok.com.

VOTING PROCEDURES—SHAREHOLDERS OF RECORD AND BENEFICIAL OWNERS

        You are a shareholder of record if your Reebok shares are registered directly in your own name with our transfer agent, American Stock Transfer Company ("AST"). You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a "nominee") holds your stock. This is often called ownership in "street name" because your name does not appear in the records of AST.

Q: HOW DO I VOTE?

        A: You may vote in one of four ways. First, you may vote by mail by signing, dating and mailing your proxy card to the address listed on the proxy card. Second, you may vote in person at the Annual Meeting. Third, you may vote on the internet by completing the electronic voting instruction form found at www.proxyvote.com. You will need your proxy card in hand when voting on the internet. Fourth and finally, you may vote by telephone by using a touch-tone telephone and calling 1-800-690-6903.

Q: AS A SHAREHOLDER OF RECORD, WHAT IF I ABSTAIN OR WITHHOLD AUTHORITY TO VOTE ON A PROPOSAL?

        A: If you sign and return your proxy card marked "abstain" or "withhold" on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q: AS A BENEFICIAL OWNER, WHAT IF I ABSTAIN OR WITHHOLD AUTHORITY TO VOTE OR DO NOT GIVE THE NOMINEE VOTING INSTRUCTIONS?

        A: If you indicate that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director, your nominee will so indicate on the proxy card returned to us. Under the rules of the New York Stock Exchange, a nominee may not vote on "non-routine" matters without receiving your specific voting instructions. This is called a "broker non-vote." At the Annual Meeting, because the two proposals are routine matters, there will be no "broker non-votes," and the nominee will be able to vote if it does not receive your instructions.

Q: WHAT DOES DISCRETIONARY AUTHORITY MEAN FOR SHAREHOLDERS OF RECORD?

        A: If you sign and return your proxy card without making any specific selections, the persons appointed as proxies will vote your shares "FOR" all proposals. If other matters come before the Annual Meeting, the persons named on the proxy card will have the authority to vote on those matters for you as they determine. At this time, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.

Q: WHAT DOES DISCRETIONARY AUTHORITY MEAN FOR BENEFICIAL OWNERS?

        A: If you sign and return your proxy card without making any selections, the shares may be voted by the nominee for you on all proposals. If other matters come before the Annual Meeting, the nominee may vote on those matters for you, subject to the New York Stock Exchange's rules on the exercise of discretionary authority.

Q: HOW DO I CHANGE MY VOTE?

        A: You may revoke a proxy by giving written notice to the Clerk by delivering a later-dated proxy before the Annual Meeting or by voting in person at the Annual Meeting.

GENERAL VOTING QUESTIONS

Q: WHO TABULATES THE VOTES?

        A: Votes cast by proxy or in person at the Annual Meeting will be counted by persons selected by Reebok to act as election inspectors for the Annual Meeting (the "Election Inspectors").

Q: WHAT ARE THE BOARD'S RECOMMENDATIONS?

        A: The Board's recommendations are set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

  •
  FOR the election of the entire nominated slate of directors (Proposal 1); and

  •
  FOR the ratification of Ernst & Young LLP as the independent auditors for 2005 (Proposal 2).

Q: WHAT ARE MY VOTING CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

        A: In the vote on the election of seven (7) Director nominees to serve until the 2006 Annual Meeting, shareholders may:

  (a)
  vote for all nominees,

  (b)
  vote to withhold authority for all nominees, or

  (c)
  vote for all except specific nominees.

        If a quorum is present, the seven director nominees who receive the greatest number of votes properly cast will be elected directors.

        The Board recommends a vote FOR all nominees. Abstentions, because they are not votes cast, will have no effect on the outcome of the election of directors.

Q: WHAT ARE MY VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR APPOINTMENT?

        A: In the vote on the ratification of the appointment of Ernst & Young LLP as independent auditors, shareholders may:

  (a)
  vote for the ratification,

  (b)
  vote against the ratification, or

  (c)
  abstain from voting on the ratification.

        If a quorum is present, the proposal to ratify the appointment of Ernst & Young LP as independent auditors will require approval by a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions, because they are not votes cast, will have no effect on the outcome of Proposal 2.

        The Board recommends a vote FOR this proposal. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Reebok and its shareholders.

Q: IS MY VOTE CONFIDENTIAL?

        A: The proxies given by shareholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner's nominee. Your voting records will not be disclosed to us unless required by law, requested by you or cast in a contested election. If you are a shareholder of record and write comments on your proxy card, your comments will be provided to us.

Q: WHAT SHARES ARE REFLECTED ON MY PROXY CARD?

        A: Your proxy card reflects all shares owned by you at the close of business on the Record Date.

Q: IF I PLAN TO ATTEND THE ANNUAL MEETING, SHOULD I STILL VOTE BY PROXY?

        A: Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. Written ballots will be available at the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again unless you want to change your vote. Beneficial owners who wish to attend the Annual Meeting and vote in person must request a proxy from the nominee and bring that proxy to the Annual Meeting.

Q: WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2006 ANNUAL MEETING?

        A: If you want to present a proposal to be considered for inclusion in our 2006 proxy statement, it must be delivered in writing to the Clerk no later than November 11, 2005. There are additional requirements under our by-laws and the proxy rules to present a proposal, such as continuing to own a minimum number of Reebok shares until the Annual Meeting and appearing in person at the Annual Meeting to explain your proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

Board of Directors

        In July 2003, the Board announced its decision that effective immediately after the 2004 Annual Meeting, Reebok would exempt itself from Section 50A of Chapter 156B of the Massachusetts General Laws ("Section 50A"), and declassify the Board over a period of the next three years. Thus, beginning with the 2006 Annual Meeting, the Board will consist of only one class of directors that will be elected annually. The Board of Directors had been divided into three classes, having staggered terms of three years each pursuant to Section 50A. We decided not to disturb the terms of existing Board Members, but as the term of each class expires, we will elect successors for a term of one year. Accordingly, the Class II and Class III directors up for election at the Annual Meeting have been nominated to serve for only a one-year term.

        Of the current directors, four (4) Class II directors and three (3) Class III directors have terms expiring at the Annual Meeting, and two (2) Class I directors have terms expiring at the 2006 Annual Meeting. All current Class II and Class III directors whose terms expire have been nominated by the Board of Directors for reelection. Each director elected at the Annual Meeting will serve for one year until the 2006 Annual Meeting, and until each such director's successor is elected and qualified.

        The Board of Directors has fixed at seven the number of Class II and Class III directors to be elected by Reebok's shareholders at the Annual Meeting. If these nominees are elected, the Board of Directors will have a total of nine members, including two Class I directors, four Class II directors, and three Class III directors.

Information with Respect to Nominees for Director

        Unless authority is withheld, proxies in the accompanying form will be voted FOR the election of Norman Axelrod, Paul Duncan, Richard Lesser and Deval Patrick as Class II directors, and Paul Fireman, Dorothy Puhy and Thomas Ryan as Class III directors to hold office for one year until the 2006 Annual Meeting, and until their respective successors are elected and qualified. If a proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies.

        All seven of the nominees for director are now either Class II or Class III members of the Board of Directors. We have no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the others and may vote for a substitute for such nominee.

        Listed below are the nominees for Class II and Class III director, with information showing the business experience and current public directorships, if any, of each, the age of each and the year each was first elected or appointed a director of Reebok.

Class II Directors

Name	Business Experience and Current Directorships	Age	Director Since
Norman Axelrod	Chairman of the Board of Directors and Chief Executive Officer of Linens "N Things, Inc. ("LNT"), a national retailer of home textiles, housewares and home accessories (since 1996); President and CEO of LNT (from 1988 to 1996); held various senior management positions at Bloomingdale's (from 1976 to 1988); and Director of Jaclyn, Inc., a handbags and apparel company.	52	2001
Paul R. Duncan	Retired Executive Vice President of Reebok (served from February 1990 until December 1998; and from January 2000 until January 2001), with various executive responsibilities including President of the Company's Specialty Business Groups (from October 1995 to November 1996 and from January 2000 until January 2001); Chief Financial Officer of Reebok (from 1985 to June 1995); and Director of Enterasys Networks, a computer networking company.	64	1989
Richard G. Lesser
	Director (since 1994) and former Senior Corporate Advisor (from February 2002 to January 2005) of TJX Companies, Inc. ("TJX Companies"), an off-price apparel and home furnishings retailer; Chief Operating Officer of TJX Companies (from November 1994 to February 2000) and Executive Vice President (from February 1991 through December 2001); Chairman, The Marmaxx Group, a division of TJX Companies that operates TJ Maxx and Marshalls (from February 2001 to December 2001); President, The Marmaxx Group (from February 1996 through February 2001); Director of A.C. Moore Arts & Crafts, Inc., an operator of arts and crafts stores; and Director of Dollar Tree Stores, Inc., a national chain of variety stores selling merchandise at one dollar.	70	1988
Deval L. Patrick	Former Executive Vice President, General Counsel and Secretary, The Coca-Cola Company, a beverage sales company (from April 2001 to December 2004); Vice President and General Counsel, Texaco Inc., an energy company (from 1999 to March 2001); Partner, Day, Berry & Howard (from 1997 to 1999), a law firm; Assistant Attorney General, Civil Rights Division of the U.S. Department of Justice (from 1994 to 1997); and Director, Coca-Cola Enterprises, Inc., which markets, distributes and produces bottled and canned beverages.	48	2001

Class III Directors

Name	Business Experience and Current Directorships	Age	Director Since
Paul B. Fireman	Chief Executive Officer and Chairman of the Board of Directors of Reebok (since 1979); President of Reebok (from 1979 to March 1987 and from December 1989 through December 2001); and Director of Abiomed, Inc., a manufacturer of medical devices.	61	1979
Dorothy E. Puhy	Executive Vice President and Chief Financial Officer, Dana-Farber Cancer Institute (since 1994), a leading health care provider and research concern; Chief Financial Officer, New England Medical Center Hospitals, Inc. (from 1989 to 1994), a major health care provider; and Director of Abiomed, Inc., a manufacturer of medical devices.	53	2000
Thomas M. Ryan	President and Chief Executive Officer (since May 1998) and Chairman of the Board (since April 1999) of CVS Corporation ("CVS"), a company in the chain drug store industry; President and Chief Executive Officer of CVS Pharmacy, Inc. (since 1994); Director of Bank of America, a financial services company; and Director, Yum! Brands, Inc., the world's largest quick-serve restaurant company.	52	1998

        The Board of Directors recommends that shareholders vote FOR all seven of the directors listed above in Proposal 1.

Information with Respect to Directors Not Standing For Election

        Current Class I members of the Board of Directors, whose terms of office expire at the 2006 Annual Meeting of Shareholders, are as follows:

Name	Business Experience and Current Directorships	Age	Director Since
Geoffrey Nunes	Retired Senior Vice President and General Counsel for Millipore Corporation, a leader in the field of separation technology.	74	1986
Barry Tatelman	Chief Executive Officer of Jordan's Furniture (since 1972), a Massachusetts-based New England region furniture store and a subsidiary of Berkshire Hathaway Inc.	54	2002

Meetings of the Board of Directors and Committees

        During 2004, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate of the total number of Board meetings and the total number of relevant committee meetings on which he or she served (during the period served). For information on the compensation of directors, see "Director Compensation" below.

        The Board of Directors has established four standing committees: Audit, Management Development and Compensation, Board Affairs, and Executive. All members of these standing committees, except for Mr. Fireman who sits on the Executive Committee, are independent under current NYSE rules and policies adopted by the Board. In addition, last year a committee of independent directors (called the TIDE committee) reviewed and considered our Common Stock Rights Agreement.

        The Audit Committee, composed of Ms. Puhy (Chair), Mr. Lesser (starting May 2004), Mr. Nunes, and Mr. Patrick (until May 2004) held five meetings during 2004. The Audit Committee currently appoints and oversees the independent auditors to be engaged by the Company; reviews with such independent auditors and management the Company's internal accounting procedures and controls; and reviews with such independent auditors the audit scope and results of their audit of the consolidated financial statements of the Company. The entire committee participates in quarterly pre-earnings release telephone conference calls. The Board of Directors adopted a revised charter of the Audit Committee in February 2004, a copy of which can be found on Reebok's corporate website. The Section entitled "Report of the Audit Committee" in this Proxy Statement contains additional details on the Audit Committee, including a determination of financial expertise.

        The Management Development and Compensation Committee (the "Compensation Committee"), composed of Mr. Lesser (Chair), Mr. Nunes, Mr. Axelrod, and Mr. Ryan held three meetings during 2004. Among its primary duties, the Compensation Committee administers the Company's stock option and compensation plans, sets compensation for the Chief Executive Officer, reviews the compensation of the other executive officers and provides recommendations to the Board regarding compensation matters. The Committee also has created a sub-committee for the purpose of reviewing and taking all actions required by outside directors under Section 162(m) of the Internal Revenue Code. The Compensation Committee adopted a revised charter in February 2004, which can be found on Reebok's corporate website. The Compensation Committee has submitted a report, which can be found in this Proxy Statement under the Section entitled "Report of the Management Development and Compensation Committee".

        The Board Affairs Committee, composed of Mr. Patrick (Chair), Mr. Lesser (until May 2004), Mr. Ryan, and Mr. Tatelman held two meetings during 2004. The Board Affairs Committee is responsible for considering corporate governance issues and developing and maintaining Reebok's Board of Directors Corporate Governance Policies. These policies and the Board Affairs Committee Charter were revised in February 2004. Both documents are posted on Reebok's corporate website. The Board Affairs Committee also recommends individuals to serve as directors of the Company and will consider nominees recommended by shareholders. In addition, the Board Affairs Committee in consultation with the Chairman is responsible for reviewing with the Board on a periodic basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes issues of diversity and skills such as an understanding of product marketing and international background, all in the context of an assessment of the perceived needs of the Company at any point in time. Finally, the Board Affairs Committee is responsible for reviewing the Board's performance and reporting those results to the Board.

        The Executive Committee, composed of Mr. Fireman (Chair), Mr. Duncan, and Mr. Nunes held two meetings during 2004. The Executive Committee may take certain action permitted by law and the bylaws in the intervals between meetings of the full Board.

        The TIDE Committee referred to above, composed of Mr. Lesser, Mr. Patrick and Mr. Ryan held one meeting during 2004. The TIDE Committee periodically reviews and evaluates Reebok's Common Stock Rights Agreement and considers whether the maintenance of such agreement continues to be in the interests of the Company, its shareholders and other relevant constituencies. The Committee then communicates its conclusions to the Board, including any recommendations as to whether the agreement should be modified in any way, or the rights redeemed.

Director Compensation

        The Company maintains plans that have been approved by shareholders and that provide for the issuance of stock options to eligible directors and a means by which eligible directors may defer all or a portion of their fees. These plans are referred to in this section as the "Directors' Plan".

        An "eligible director" is any director who is not an officer or employee of the Company and is not a holder of more than five percent (5%) of the outstanding shares of the Company's Common Stock or a person who is in control of such holder. In 2004, all the directors were eligible directors, except for Mr. Fireman and Mr. Margolis (who served as a senior executive officer of Reebok and as a director until November 2004).

        Cash Compensation.    During the first half of 2004, each eligible director who was not also an officer or employee of the Company received an annual retainer of $25,000, plus $2,000 for each committee chairmanship held, $2,000 for each directors' meeting, and $1,000 for each committee meeting attended, plus expenses. After careful deliberation and consideration by the Board Affairs Committee who requested a benchmarking of the Company's overall non-employee director compensation by an outside compensation consultant, the method of compensation changed effective July 1, 2004. The new compensation arrangement provides payments as follows:

Annual Retainer	$40,000
Committee Chair Retainer (except Audit)	$ 7,500
Audit Committee Chair Retainer	$10,000
Directors Meeting Fee	$ 2,000 (per meeting attended)
Committee Meeting Fee	$ 1,000 (per meeting attended)

        The Board of Directors previously adopted a policy on director share ownership in 1998, which recognized the desirability of aligning the interests of Board members with those of shareholders. The policy requires each director to own Reebok Common Stock (including deferred shares) with a market value of at least four times the annual retainer (which would now be $160,000) within five years after the director's first election to the Board. A minimum of forty percent of the annual retainer is paid to directors in deferred shares of Reebok Common Stock. All non-management directors who have served at least five years satisfy the requirements of this policy by having sufficient share ownership. The amount of deferred shares held by each director can be found in the last column of the "Beneficial Shares Ownership" table.

        Deferred Compensation.    The deferred compensation portion of the Directors' Plan permits outside directors to defer all or a portion of their director compensation and to invest such deferred compensation in Reebok's Common Stock or in cash, which earns interest at the Merrill Lynch Corporate Bond Rate (the "Bond Rate") then in effect. Compensation deferred into Common Stock is converted into stock based on the price of the stock on the first day of the calendar quarter following the quarter in which the fees were deferred. Any dividends paid on the Common Stock are also credited as shares to the director's individual deferred compensation account. Mr. Nunes was credited $7,557 and Mr. Lesser was credited $22,873 in interest payments to their deferred cash accounts in 2004.

        Directors who elect to defer their compensation will receive a distribution of their deferred compensation in either a lump sum or in annual installments (at the director's election) beginning on a date specified by the director or on the date on which the director is no longer a member of the Board of Directors, whichever occurs first. If the deferred compensation is invested at the Bond Rate, the distribution will be in cash in an amount equal to the deferred compensation plus interest accrued. If the compensation is deferred into Common Stock, the distribution will be in the form of shares of Common Stock.

        Stock Options.    As discussed in last year's proxy statement, Reebok recognized the need to amend the stock option portion of the Directors' Plan in light of its decision to declassify the Board over a period of three years. As part of its July 2004 change to the compensation of directors discussed above, Reebok also altered the method of granting stock options. Under the new arrangement, on April 28 of each year, each eligible director is granted an option to purchase that number of shares of Common Stock equal to $120,000 divided by the present value of the Common Stock on the date of such grant. The exercise price for all options granted under the Directors' Plan is the fair market value of the Common Stock on the date of the grant. The options vest over three years in equal annual installments and expire in seven years.

        The Board delayed the option grant to directors previously scheduled for April 28, 2004, until the Board Affairs Committee completed its benchmarking study of overall director compensation. Once it had adopted the new director compensation program, the Board granted all eligible Directors on July 27, 2004 each an option to purchase 9,387 shares of Reebok Common Stock at an exercise price of $33.50.

        Other.    The Company reimburses directors for travel expenses incurred in connection with attending Board, Committee and shareholder meetings and for other Company-business related expenses.

Corporate Governance

Corporate Governance Policies

        The corporate governance policies established by the Board provide a structure within which directors and senior management can effectively pursue Reebok's objectives for the shareholders' benefit. Reebok's business is managed under the direction of the Board, which delegates the operation of the business to Reebok's senior management team. Our Board and senior management team is committed to continually improving the state of our internal controls, corporate governance and financial reporting. In this regard, we revised our corporate governance policies and all of our standing committee charters in February 2004. The full text of our current Board of Directors Corporate Governance Policies (for which a summary of the key Board governance policies is presented below), along with all our current committee charters can be found on Reebok's corporate website.

        The current standing Board committees are: Audit, Board Affairs, Management Development and Compensation, and Executive. The Chairman reviews committee assignments and chairmanships on an annual basis in consultation with the Board Affairs Committee and makes recommendations to the Board. The Board strives for an appropriate blend of rotation of committee assignments and continuity of membership, taking into account the expertise, experience and desires of Board members. The Chairman of the Board establishes the agenda for each Board meeting. Each Board member is free to suggest agenda items. Information and data that is important to the Board's understanding of the business to be discussed at a meeting is distributed in writing to the Board before each meeting. The Board and all of its committees also have access to retain such outside advice as the Board or appropriate Committee, in its sole discretion, deems necessary or appropriate, including but not limited to, outside attorneys and/or other outside consultants. The Company shall provide for funding for such retained services.

        An evaluation of Chief Executive Officer performance is made annually by the Management Development and Compensation Committee based on objective and subjective criteria such as performance of the business, accomplishment of long-term strategic objectives, and management development. The Chief Executive Officer presents to the Board an annual report on Reebok's program for management development and succession planning.

Independence

        All members of the Management Development and Compensation, Audit, and Board Affairs Committees must be and are independent. Additionally, a majority of the Board as a whole must be composed of independent Directors. The Board of Directors has determined that all current directors, except for Paul Fireman, are independent. The Board Affairs Committee will periodically review relationships between outside directors and the Company in order to evaluate director independence. Reebok's detailed standards for determining independence are set forth in the Corporate Governance Policies.

Code of Ethics

        Reebok has adopted a code of ethics for its senior financial officers and the chief executive officer and included it as part of our employee code of conduct entitled "RIL Employees—Corporate Standards of Business Conduct." A copy can be found on Reebok's corporate website at www.reebok.com.

Director Nomination by Shareholders

        The Board of Directors will consider director candidates recommended by shareholders for inclusion on the slate of directors nominated by the Board. Any shareholder may submit one candidate for consideration. Shareholders wishing to recommend a candidate must submit the recommendation by November 11, 2005. If a nominating shareholder is not a record holder, it must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

        The nominating shareholder must submit with the recommendation all information about the candidate that Reebok would be required to disclose in a proxy statement in accordance with Exchange Act rules. In addition, at that time the candidate must:

  •
  Certify that he or she meets the requirements to be: (a) independent under our Corporate Governance Policies implementing the independence requirements of the listing standards rules of the New York Exchange, (b) a non-management director under Rule 16b-3 of the Exchange Act, and (c) an outside director under Section 162(m) of the Internal Revenue Code;

  •
  Consent to serve on the Board of Directors, if nominated and elected; and

  •
  Agree to complete, upon request, a customary directors and officers questionnaire.

        The Board Affairs Committee will evaluate any shareholder-recommended candidate against the criteria for board membership described in our Corporate Governance Policies. It evaluates shareholder-recommended candidates in the same way it evaluates candidates proposed from other sources. The Board Affairs Committee identifies candidates for director through a variety of formal and informal channels. The Board Affairs Committee has the authority to hire, and in the past has hired, a professional search firm to help identify candidates with specific qualifications, although it has no current engagement with any such firm.

Communications with the Board and Directors

        Shareholders can communicate directly with the Board of Directors by writing to Board of Directors, Reebok International Ltd., 1895 J.W. Foster Blvd., Canton, MA 02021. The Chairman of the Board of Directors, who will determine how to handle them, will review these communications. A shareholder wishing to communicate only with the non-management members of the Board can address the communication to "Non-Management Directors, c/o Board of Directors" at the same address above. These communications will be handled by the chair of the Board Affairs Committee who presides at the meetings of non-management directors. Finally, communications can be sent directly to individual directors by addressing letters to their individual name, c/o the Board of Directors, at the address above.

Board Meetings Without Management

        Starting in May 2004, the Board started to hold executive sessions after each regularly scheduled Board meeting for only non-management Directors. The directors have determined that the Chairman of the Board Affairs Committee will act as the presiding director for these meetings, and Deval Patrick did so in 2004. The non-management directors may also meet without management present at such other times as determined by the presiding director. In addition, and although not the present case, if the Board in the future has non-management directors who do not satisfy the independence requirements of our corporate governance policies, the independent directors shall meet separately at least once per year.

Director Attendance

        The Chairman of the Board will develop an annual schedule of meetings of the Board and of committees well in advance of the beginning of the year. The schedule will be designed, to the extent possible, so as to be free of any known conflicts of any Board member. As such, absent unexpected, extenuating circumstances, Directors are expected to attend each Board meeting, relevant Committee meetings and the annual meeting of shareholders.

Beneficial Shares Ownership

        The following table shows information about the shares of Common Stock owned as of the Record Date by persons owning of record, or to the knowledge of the Company, beneficially five percent (5%) or more of the outstanding shares of Common Stock. It also shows ownership by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. The address for Paul and Phyllis Fireman is c/o Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021.

Name	Number of Shares Beneficially Owned(1)	Options Exercisable Within 60 Days(2)	Percent of Shares of Common Stock(3)	Number of Deferred Shares Owned
Paul B. Fireman(4)	7,155,632	811,150	13.2%	—
Phyllis Fireman(5)	6,022,002	—	10.1%	—
Norman Axelrod	—	13,841	*	4,928
Paul R. Duncan	8,214	16,014	*	7,789
Richard G. Lesser(6)	—	27,071	*	7,793
Geoffrey Nunes	6,500	56,606	*	8,054
Deval L. Patrick	—	13,841	*	4,981
Dorothy E. Puhy	—	24,725	*	5,809
Thomas M. Ryan	—	52,721	*	11,931
Barry Tatelman	—	7,878	*	2,525
Paul Harrington	15,178	6,000	*	—
Jay Margolis	2,378	0	*	—
Rick Paterno	5,109	13,500	*	—
Terry R. Pillow	5,178	29,167	*	—
Kenneth I. Watchmaker	70,233	242,250	*	—
Directors and Executive Officers listed above and other Executive Officers as a group (17 persons)(7)	7,299,908	1,505,091	14.4%	—
Massachusetts Financial Services Company(8)	3,624,626	—	6.1%	—
Lazard Asset Management LLC(9)	3,108,726	—	5.2%	—
Boston Partners Asset Management, LLC(10)	3,326,005	—	5.6%	—

*
Represents less than 1% of the outstanding common stock of the class.

(1)
Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. Some directors and executive officers disclaim beneficial ownership of some of the shares included in the table as noted below.

(2)
All amounts shown in this column reflect the number of shares that could be purchased upon exercise of stock options exercisable within 60 days of the Record Date.

(3)
Computed on the basis of 59,601,044 shares outstanding on the Record Date, plus the number of options exercisable within 60 days of the Record Date for each beneficial owner whose ownership is being reported.

(4)
Consists of 4,174,524 shares Mr. Fireman holds directly, 963,632 shares held in a trust as to which Mr. Fireman has sole voting and dispositive power and 2,017,476 shares held in trusts as to which Mr. Fireman shares voting and dispositive power with his wife and which shares are also included in Mrs. Fireman's totals in the table. Of the 4,174,524 shares Mr. Fireman owns directly, 1,000,000 shares are subject to variable prepaid forward contracts that permit him to retain the right to vote the shares and to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Of the shares held in the trusts, 1,500,000 are subject to variable prepaid forward contracts that permit Mr. Fireman to retain the right to vote the shares and that allow the trusts to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Mr. Fireman's totals do not include 4,004,526 shares that are beneficially owned by his wife and he disclaims beneficial ownership of these shares. In addition, Mr. Fireman disclaims beneficial ownership of 975,000 shares held in one of the trusts, which has been established for charitable purposes. Excluding Mr. Fireman's exercisable options, Mr. and Mrs. Fireman together have beneficial ownership of 11,160,158 shares, or 18.7% of the outstanding shares.

(5)
Consists of 4,004,526 shares held directly and 2,017,476 shares held in trusts as to which Mrs. Fireman shares voting and dispositive power with her husband and which shares are also included in Mr. Fireman's totals in the table. Of the 4,004,526 shares Mrs. Fireman owns directly, 1,000,000 shares are subject to variable prepaid forward contracts that permit her to retain the right to vote the shares and to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Of the shares held in trusts, 750,000 are subject to variable prepaid forward contracts that permit Mrs. Fireman to retain the right to vote the shares and that allow the trusts to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Mrs. Fireman's totals do not include 4,174,524 shares that are beneficially owned by her husband and she disclaims beneficial ownership of these shares. In addition, Mrs. Fireman disclaims beneficial ownership of 975,000 shares held in one of the trusts, which has been established for charitable purposes.

(6)
Excludes 1,878 shares held by Mr. Lesser's wife. Mr. Lesser disclaims beneficial ownership of these shares.

(7)
Excludes the 4,004,526 shares held by Mrs. Fireman described in note (4) above and the 1,878 shares described in note (6). Includes shares subject to options held by directors and executive officers that are exercisable within 60 days of the Record Date.

(8)
Information based on a Schedule 13G dated February 3, 2005, filed with the SEC by the Massachusetts Financial Services Company ("MFS"), which reported the beneficial ownership of 3,624,626 shares, of which MFS has sole voting power with respect to 3,597,726 shares and dispositive power with respect to all shares. The address of MFS is 500 Boylston Street, Boston, Massachusetts 02116.

(9)
Information based on a Schedule 13G dated February 10, 2005, filed with the SEC by Lazard Asset Management LLC ("Lazard"), which reported the beneficial ownership of 3,108,726 shares, of which Lazard has sole voting power with respect to 2,664,223 shares and dispositive power with respect to all shares. The address of Lazard is 30 Rockefeller Plaza, New York, New York 10112.

(10)
Information based on a Schedule 13G dated February 14, 2005, filed with the SEC by Boston Partners Asset Management, LLC ("BPAM"), which reported the beneficial ownership of 3,326,005 shares, of which BPAM has sole voting power with respect to 3,303,510 shares and dispositive power with respect to all shares. The address of BPAM is 28 State Street, 20th Floor, Boston, MA 10022.

Executive Compensation

        The following table shows the aggregate compensation paid or accrued by Reebok for services rendered during 2002, 2003 and 2004 for: (i) the Chief Executive Officer; (ii) Jay Margolis, who would have qualified as a highly compensated executive officer but for the fact he was not serving as an executive officer on December 31, 2004; and (iii) each of the four other most highly compensated executive officers (those falling within any of these clauses shall be referred to herein as the "named executive officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation($)(1)	Restricted Stock Awards($)(2)		Stock Options Granted(#)	All Other Compensation($)(3)
Paul B. Fireman Chairman and Chief Executive Officer	2004 2003 2002	1,271,154 1,126,925 1,000,012		1,683,898 1,539,830 2,075,025		156,712 89,200 71,880	— — —		200,000 400,000 —	62,846 56,000 55,501
Jay Margolis Former President and Chief Operating Officer	2004 2003 2002	1,210,000 1,184,615 1,000,000		— 1,266,547 1,700,000		— — —	— — —		— — —	1,127,385 85,085 None	(4)
Kenneth I. Watchmaker Executive Vice President; Chief Financial Officer	2004 2003 2002	685,385 620,308 600,002		798,246 747,441 1,195,842		— — —	321,930 — —	(5)	75,000 126,000 125,000	97,308 40,992 40,516
Terry R. Pillow Senior Vice President; President and CEO, Ralph Lauren Footwear Co.	2004 2003 2002	375,024 375,024 375,024		592,058 521,741 349,838		— — —	229,282 — —		15,000 35,000 35,000	30,243 29,743 50,447	(6)
Paul Harrington Senior Vice President; International Operations and Chief Supply Chain Officer	2004 2003 2002	310,096 5,192 270,010	(9)	336,991 — —	(7)	— — —	630,982 — —	(8)	53,000 — —	None None 24,993
Rick Paterno Senior Vice President; President and CEO, The Rockport Company	2004 2003 2002	370,006 370,006 370,006		249,477 9,158 49,951		— — —	277,505 — —		15,000 18,000 20,000	27,498 16,481 4,269

(1)
In accordance with SEC rules, various personal benefits and perquisites amounts totaling less than the lesser of $50,000 or 10% of the officer's reported salary and bonus in any year have been omitted. Of the amount shown for Mr. Fireman, $126,712 related to the aggregate incremental cost to Reebok for his personal use of Company owned or chartered aircraft in 2004, $59,200 in 2003, and $41,880 in 2002. Mr. Fireman also received a personal allowance of $30,000 in each of the years listed above.

(2)
Executives have the right to vote their shares and receive dividends for the restricted stock awards. Messrs. Pillow, Harrington and Paterno each received a performance-contingent restricted stock award in February 2005 based on 2004 performance and the value is reflected in the table. Mr. Pillow and Mr. Paterno each held no restricted stock as of December 31, 2004.

(3)
"All Other Compensation" column includes the following contributions by year made by the Company on behalf of the executive to the Reebok Savings and Profit-Sharing Retirement Plan (the "Savings and Profit-Sharing Plan") and credits allocated to the executive's account under the Excess Benefit Plan. In addition, the table shows the executive's percentage of vesting in these contributions and credits as of the Record Date.

Name	Year	Savings and Profit-Sharing Plan		Excess Benefits Plan Credits		Current Vested Percentage
Paul Fireman	2004 2003 2002	$ $ $	16,500 16,000 14,000	$ $ $	46,346 40,000 41,501	100%
Jay Margolis	2004 2003	$ $	10,000 10,000	$ $	122,385 75,085	60%
Kenneth Watchmaker	2004 2003 2002	$ $ $	16,500 16,000 14,000	$ $ $	80,808 24,992 26,516	100%
Terry Pillow	2004 2003 2002	$ $ $	16,500 16,000 14,000	$ $ $	13,743 13,743 14,737	100%
Paul Harrington	2002		$14,000		$10,993	100%
Rick Paterno	2004 2003 2002	$ $ $	16,500 16,481 4,269		$10,998 0 0	60%
(4)
This amount includes $995,000 for salary continuation payments that became payable and were paid per his severance agreement discussed in the "Employee Agreements" section.

(5)
The value of the 7,875 shares of restricted stock held by Mr. Watchmaker as of December 31, 2004, based on the closing price of our Common Stock on that date of $44.00, would be $346,500. None of the restrictions on sale of these shares have lapsed.

(6)
These amounts include payment and reimbursement of expenses incurred by Mr. Pillow in connection with his relocation (including temporary housing) and a gross-up of $8,470 for tax purposes in 2002.

(7)
Bonus number includes an initial sign-on cash bonus of $100,000.

(8)
The value of the 10,000 shares of restricted stock held by Mr. Harrington as of December 31, 2004, based on the closing price of our Common Stock on that date of $44.00, would be $440,000. None of these restrictions on sale of these shares have lapsed. The Restricted Stock Award value includes two grants: the first made in March 2004 upon his rehire with the Company, and the second in February 2005 as part of the performance-contingent restricted stock grant for other senior executives.

(9)
Mr. Harrington left Reebok in January 2003 and Reebok rehired him in March 2004.

Stock Option Grants

        The following table shows information concerning individual grants of stock options made during 2004 to each of the named executive officers:

							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Individual Grants
		% of Total Options Granted to Employees in 2004(2)
Name	Number of Options Granted (#)(1)			Exercise Price ($/SH)		Expiration Date
							5%($)	10%($)
Paul Fireman	200,000	21.4%			$40.88	12/16/11	3,328,453	7,756,711
Jay Margolis	—	—			—	—	—	—
Kenneth Watchmaker	75,000	8.0%			$40.88	12/16/11	1,248,170	2,908,767
Terry Pillow	15,000	1.6%			$40.88	12/16/11	249,634	581,753
Paul Harrington	18,000 35,000	1.9 3.7	% %	$ $	40.17 40.88	3/1/11 12/16/11	294,358 582,479	685,979 1,357,424
Rick Paterno	15,000	1.6%			$40.88	12/16/11	249,634	581,753
All Optionees(4)	934,737	100%			$40.88	12/16/11	15,556,141	36,252,424

All Shareholders(5)	—	—			—	—	982,673,808	2,290,047,843
Optionee Gains as % of All Shareholders Gain							1.6%	1.6%

(1)
These options have a three-year vesting schedule under which thirty-three percent (33%) of the shares granted become exercisable on the first three anniversaries of the date of the grant. The options will also become exercisable upon the death or permanent disability of the optionee and may become exercisable upon certain circumstances in the event of a change of control of the Company. The options must be exercised within seven years of the grant date.

(2)
Based on an aggregate of 934,737 options granted to employees during 2004.

(3)
The assumed annual rates of stock price appreciation of 5% and 10% per year are established by the SEC and are not to be construed as a forecast of future appreciation. The actual realized value of such options will depend on the market value of the Common Stock on the date of exercise; no gain will be realized by the optionees unless there is an increase in the stock price from the price on the date of grant.

(4)
The All Optionees hypothetical example includes all options granted to employees in 2004 and assumes the price per share ($40.88) of all options granted on December 16, 2004, which was the date of the annual grant for this past year, for a seven-year term based on assumed annual stock appreciation of 5% and 10%, respectively. As stated above, the 5% and 10% assumed annual rate of stock appreciation are established by the SEC and are not to be construed as a forecast of future appreciation.

(5)
No gain to optionees is possible without an increase in stock price, which benefits all shareholders. The All Shareholders hypothetical example assumes the same option grant price and seven-year term used in the All Optionees example and is based on the 59,123,302 shares outstanding on December 31, 2004.

Aggregated Option Exercises and Values

        The following table sets forth aggregated option exercises in 2004 and option values as of December 31, 2004 for each of the named executive officers:

AGGREGATED OPTION EXERCISES IN 2004
AND OPTION VALUES AS OF DECEMBER 31, 2004

			Number of Unexercised Options at 12/31/04(#)		Value of Unexercised In-the-Money Options at 12/31/04($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul Fireman	—	—	711,150	2,500,000	16,157,850	56,370,000
Jay Margolis	346,000	5,254,532	0	100,000	84,640	2,000,000
Kenneth Watchmaker	80,000	1,698,733	224,000	271,000	3,623,850	2,737,300
Terry Pillow	86,250	1,613,030	20,417	73,333	212,015	818,198
Paul Harrington	—	—	0	53,000	0	178,140
Rick Paterno	51,000	580,771	9,000	66,250	59,400	713,505

(1)
In accordance with SEC rules, the values are based on the closing price per share ($44.00) of the Company's Common Stock on the NYSE on the last day of 2004, less the exercise price payable for such shares. All the values in the table are stated on a pre-tax basis.

Supplemental Executive Retirement Plan

        The Company maintains a Supplemental Executive Retirement Plan (the "SERP") for certain key executive officers, including Mr. Fireman and Mr. Watchmaker. The SERP provides that a participant, upon attaining age 60, will receive an annual retirement benefit equal to (a) twenty-five percent (25%) of his or her average total compensation for the three calendar years out of the ten consecutive calendar years immediately prior to the year in which the executive retires, in which the executive had the highest total compensation ("Final Average Compensation"), multiplied by (b) the number of years of such executive's service with the Company (not to exceed 15) divided by 15. The SERP also provides for reduced benefits for participants who retire after age 55, but before age 60, and have completed at least five full years of continuous service with the Company, or who retire before age 55, and have completed at least ten full years of continuous service. In addition, Participants who voluntarily terminate their employment with the Company will forfeit their eligibility and further benefits if, prior to age 65, they work on a full-time basis (excluding service on a board of directors, or in government, public service or teaching) after leaving the Company, or if at any time they perform any services for a competitor of the Company. Participants may elect to accelerate payment of benefits upon a change of control or a downgrade of the Company's credit rating to below investment grade. The Management Development and Compensation Committee may determine on an individual basis whether to extend this acceleration election to any SERP participant who has already earned the right to benefits. In the event of an acceleration, the accrued benefits with respect to which an election was made would be paid in a single lump sum payment as soon as reasonably practicable following the change in control or investment downgrade.

        The following table sets forth estimated annual benefits payable under the SERP upon a participant's retirement, assuming attainment of age 60 while in the employment of the Company, for the following compensation levels and years of service:

	Years of Service
Final Average Total Compensation
	5	10	15 and above
$1,000,000	$83,333	$166,667	$250,000
1,250,000	104,167	208,333	312,500
1,500,000	125,000	250,000	375,000
1,750,000	145,833	291,667	437,500
2,000,000	166,667	333,333	500,000
2,250,000	187,500	375,000	562,500
2,500,000	208,333	416,667	625,000
2,750,000	229,167	458,333	687,500
3,000,000	250,000	500,000	750,000
3,250,000	270,834	541,666	812,500
3,500,000	291,668	583,332	875,000

        The compensation covered by the SERP for any calendar year is the participant's base compensation and annual incentive bonus earned for such year (which are reflected in the Salary and Bonus columns of the Summary Compensation Table), plus any amount that would have been paid to the participant but for a salary reduction agreement in effect during such year pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The benefit payment under the SERP is not subject to any deductions for Social Security benefits or other offset amounts. Years of service credited under the SERP for the executive officers named in the Summary Compensation Table above who are participants in the SERP are as follows: Mr. Fireman, 25 years; and Mr. Watchmaker, 12 years.

Employee Agreements

        Paul Fireman.    The Company entered into a split-dollar insurance agreement as of September 25, 1991 with a trust established by Mr. Fireman, pursuant to which the Company and that trust will share in the premium costs of a whole life insurance policy that pays a death benefit of not less than $50,000,000 upon the death of Mr. Fireman or Phyllis Fireman (whichever occurs later). The Company no longer has any premium payment obligations. The Company may cause the agreement to be terminated and the policy to be surrendered at any time upon 60 days' prior notice. Upon surrender of the policy or payment of the death benefit under the policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company.

        Reebok granted Mr. Fireman two options for 1,000,000 shares each with an exercise price equal to the market price at which the Company purchased Mr. Fireman's shares at $17.375 and $18.375, respectively in May 2000. These options vested annually over a three-year period and are now fully vested, but not exercisable; however, they become immediately exercisable if Mr. Fireman is no longer the Chief Executive Officer of the Company (other than as a result of a termination for cause) or upon a change of control of the Company. Additionally, the options will not be exercisable so long as Mr. Fireman is a "covered employee" under Section 162(m) or if certain other conditions are not met. The options have a ten-year term; however, at such time as Mr. Fireman is no longer actively involved in the management of the Company as an officer, director or consultant, he would have three years to exercise the options.

        Change in Control.    The Company has a change of control agreement with Mr. Watchmaker providing for certain compensation and benefits in the event of the termination of his employment with the Company following a "change in control" of the Company (as defined in the agreement, which includes the event of Mr. Fireman no longer being the Chief Executive Officer). A "change in control" includes one that is initiated by Company management except in the case of a leveraged buy-out or recapitalization of the Company in which the executive participates as an equity investor. In the agreement, if the executive's employment with the Company were to terminate (other than as a result of the death, total disability or retirement of the executive at or after his normal retirement date) within 24 months following a change in control and the termination is (a) by the Company for a reason other than as a result of a conviction of the executive for a felony or a crime involving moral turpitude or (b) by the executive if the Company fails to maintain the executive in the positions, with the titles, that he held immediately prior to the change of control, following a downgrading of his responsibilities or authority or if the Company makes certain other changes or reductions in the executive's compensation as specified in the agreement, then the Company will pay to the executive a lump-sum cash payment equal to 300% of the aggregate of his (i) then-current annual base salary, (ii) his target bonus for the then-current year, or, if higher, his bonus for the most recent calendar year ended before the change of control, (iii) the amount of his then-current annual personal expense allowance and (iv) the annual cost of life insurance then furnished to him by the Company. In addition, all of the executive's outstanding stock options, restricted shares and other similar incentive rights and interests will become immediately and fully vested and exercisable. The executive will be treated for purposes of the SERP as having three additional years of continuous service and the Company will pay to him in a single lump-sum cash payment the present value of his benefit under the SERP. The Company will pay to the executive, in a single lump-sum cash payment, an amount equal to the difference, if any, between (i) the total distribution that he receives following his termination under the Company's Savings and Profit-Sharing Retirement Plan and its Excess Benefits Plan and (ii) the total distribution that he would have received under such plans had he accumulated three additional years of service for vesting prior to termination. The executive and his dependents will also continue to participate fully at the expense of the Company in all accident and health plans provided by the Company immediately prior to the change in control, or receive substantially equivalent coverage, until the third anniversary of his termination of employment. In addition, the agreement provides that the executive will be reimbursed by the Company for any legal fees and expenses incurred by him as a result of the termination of his employment. It also provides that if it is determined that any payment or benefit provided by the Company to or on behalf of the executive, either under the executive's change of control agreement or otherwise, is subject to the excise tax imposed by Section 4999 of the Code, the Company will make an additional lump-sum payment to the executive which will be sufficient to make the executive whole for all taxes and any associated interest and penalties imposed under or as a result of Section 4999. Mr. Watchmaker is required under the agreement not to leave voluntarily the employ of the Company in the event that any person or entity initiates a change of control until such time as the effort terminates or the change of control is completed.

        Non-Competition.    The Company has non-competition agreements with Messrs. Watchmaker, Pillow, Paterno and Harrington under which each executive has agreed not to compete, directly or indirectly, with the Company during his employment and pursuant to which the Company has the right to extend the non-competition requirement for a period of up to one year after his termination of employment with the Company (the "Non-Competition Period"). During the Non-Competition Period, the Company will pay the executive an amount equal to one-half of his base salary as in effect on his termination date and will continue certain medical coverage benefits, except that for Mr. Watchmaker, if the Company terminates his employment without "cause" (as defined in the agreement), he would be entitled to 100% of his base salary as of the date of termination, which amount shall be reduced by the amount of any severance payments received from the Company. In addition, the Company did extend the non-competition requirement as to Mr. Margolis in November 2004 for one year following his separation date from Reebok for a select group of companies.

        Jay Margolis.    The Company entered into an employment agreement with Jay Margolis, the former President and Chief Operating Officer of Reebok International Ltd. effective December 5, 2001 (the "Margolis Agreement"), which had an initial term of three years. Pursuant to the Margolis Agreement, he received an initial base salary of $1,000,000 per year with a guaranteed increase to $1,300,000 on January 1, 2003. In addition, he was entitled to receive a minimum annual bonus target of up to 100% of his base salary based on his achievement of certain financial and management performance goals on the same basis as other senior executives of the Company. As part of the Margolis Agreement, the Company also granted him 100,000 shares of restricted stock. In addition, the Company granted him 400,000 non-qualified stock options that were to vest over four years at a rate of 100,000 per year.

        On October 20, 2004, Reebok entered into another agreement (the "Separation Agreement") with Mr. Margolis pursuant to which he resigned with immediate effect both as President and Chief Operating Officer and also as a director of the Company. The Separation Agreement also memorialized the fact that Mr. Margolis' employment with the Company would end as of November 30, 2004, and be treated as a termination without cause under the Margolis Agreement.

        Under the terms of the Separation Agreement, assuming that Mr. Margolis complied with the covenants described below, Reebok agreed that Mr. Margolis would continue to receive his then current base salary ($108,333 per month) for up to eighteen (18) months beginning December 1, 2004, or until he secured new employment, whichever occurred first. Mr. Margolis did in fact secure other comparable full-time employment effective January 31, 2005. Pursuant to the terms of the Separation Agreement, his severance payment ceased on that date and Reebok paid him a lump sum cash amount equal to one-half of the remaining portion of his salary continuation.

        In addition, Mr. Margolis was entitled to exercise 212,500 then vested options and would continue to vest in the following tranches of options: 37,500 options on December 18, 2004; 100,000 options on December 5, 2004; and 100,000 options on December 5, 2005. Upon the conclusion of Mr. Margolis' employment, he was entitled to the lapsing of all restrictions on the 100,000 shares of restricted stock granted him on December 5, 2001 referenced above, subject to the conditions of the Restricted Stock certificate governing the delivery of such shares. Mr. Margolis remains subject to 12 month non-compete and 18 month non-recruitment covenants, non-disparagement obligations and a continuing obligation to cooperate with the Company.

        Terry Pillow.    The Company entered into a Key Employee Retention Plan effective November 1, 2004 with Terry Pillow. The Plan provides for the lump sum payment of 200% of his base salary and target bonus in the event of an involuntary termination of his employment for any reason other than cause, death, total disability or retirement within 24 months following a Change of Control of Reebok's subsidiary, Ralph Lauren Footwear Co. In addition, he will be entitled to either participate in his then-current life, accident and health insurance benefits for an additional 24 months, or receive a lump sum payment sufficient to secure comparable benefits on his own.

        The above description is only a summary of the agreements that the Company has with its various executive officers and is qualified in its entirety by the actual agreements, copies of which are exhibits to the Company's Annual Report on Form 10-K.

Report of the Management Development and Compensation Committee

        The Management Development and Compensation Committee (the "Committee") has submitted the following report on executive compensation at Reebok:

  Composition and Role of the Committee

        In 2004, the Committee consisted of Richard Lesser (Chair), Norman Axelrod, Geoffrey Nunes, and Thomas M. Ryan, each of whom satisfied the NYSE independence requirements. The Committee held three meetings during 2004. The Committee also has created a sub-committee for the purpose of reviewing and taking all actions required by outside directors under Section 162(m) of the Internal Revenue Code. The Sub-Committee took all required actions under Section 162(m) noted in this report.

        The Committee's responsibilities include reviewing the performance, establishing the goals and setting both the cash and equity compensation level for the Chief Executive Officer. The Committee also reviews the cash and equity compensation levels for all other executive officers as well as certain other highly compensated Reebok employees. Compensation for these other individuals is established by the Chief Executive Officer. The Committee administers the 2001 Equity Incentive and Director Deferred Compensation Plan and approves all long-term incentive awards including stock option and restricted stock grants to executive officers and the Chief Executive Officer. In addition, the Committee reviews Reebok's general compensation policies and annually sets performance targets for the bonus plan called the Performance Incentive Plan ("PIP"). Finally, the Committee reviews Reebok's management development and succession planning. The Committee has the authority to retain a consulting firm or expert to assist in the assessment of the CEO or other executive officer compensation. This authority includes the ability to approve the firm's or expert's fee and terms of retention. The Committee may also retain its own legal, accounting or other expert it deems necessary to carry out its duties.

  Executive Compensation Philosophy and Executive Compensation Program

        Reebok strives with its executive compensation program to attract and retain top management and creative talent while at the same time ensuring that we compensate our executive officers in a way that advances both the short-term and long-term interest of shareholders. In pursuing these objectives, Reebok's philosophy is that executive compensation should be largely performance based, with a greater proportion of total compensation paid in the form of incentive compensation. Executives' base salaries are targeted at the median and incentive-based compensation is targeted between the fiftieth and the seventy-fifth percentile of a comparison group.

        In order to realize this philosophy, the Committee reviews executive compensation benchmark data provided by an independent executive compensation consultant for a comparison group developed by the consultant and Reebok. This data is derived from several sources, including widely recognized executive compensation surveys and proxy statement data from a peer group of companies. This peer group includes companies in both the footwear and apparel industries and other leading consumer products' organizations with which we compete for top executive talent. The Committee reviews and discusses at least annually the peer group used for benchmarking comparison purposes to ensure that it is an appropriate measure for the stated purpose. At both its February 2004 and February 2005 meetings, the Committee considered the results of its executive compensation consultant's report and compared compensation of Company executives to its peer group of companies. The report showed that compensation payable to executives of the Company was generally consistent with Reebok's philosophy for executive compensation.

  Components of Executive Compensation

        The primary and ongoing components of our executive compensation program are: (a) Annual Cash Compensation, consisting of base salary and an annual bonus, and (b) Long-Term Incentive Compensation.

          Annual Cash Compensation

        Annual cash compensation includes base salary and an annual bonus.

          Base Salary

        Base salary is paid for ongoing performance throughout the year. The purpose of base salary is to create a secure base of cash compensation for executive officers that is competitive with the global market for talent. The Committee relies in part on, and takes guidance from, its outside executive compensation consultant when determining the base salary for the Chief Executive Officer. The Committee also looks to its outside executive compensation consultant for input when reviewing the salaries established by the Chief Executive Officer for other executive officers based on his evaluations of individual executive officer performance.

          Annual Bonus

        The annual bonus plan is designed to align a portion of the employees' compensation with annual business performance and success and to provide reward and recognition for attainment of key annual business and financial outcomes. The PIP permits bonuses to be paid to certain named executive officers only if specific financial criteria established by the Committee are met. Thus, bonuses paid under the PIP qualify for a tax deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986. The financial criteria are based on pre-tax operating profit, and other factors including cash flow from operations and increase in sales or year-end sales backlog, as appropriate. In February 2004, the Committee reviewed the Company's proposed Global Performance Incentive Plan for 2004, pursuant to the terms of an Omnibus Executive Performance Incentive Plan last approved by shareholders in May 2001, and the bonus award targets under the PIP. The Company wanted one set of financial measures in 2004 for all executives that would emphasize and reward operating profit as well as certain balance sheet measures (i.e., inventory turns and days sales outstanding in accounts receivable). For some executives, these criteria are assessed against the results of a particular operating unit for which the executive is responsible, while for others they are assessed against Reebok's overall financial results, or a combination of both.

        The Committee also determined the amount of the target award that would be paid if the financial criteria were satisfied. For 2004, participants had the ability to earn (i) a portion of their target award only if at least 80% of the financial criteria were met, (ii) 100% of their target award if all of the financial criteria were met, and (iii) could earn more than 100% of the target award if the criteria were exceeded (up to a maximum of 200% of the award at 120% performance achievement against the financial criteria). Under the PIP, any award in excess of 125% of the target award for executive officers may be deferred and paid in no more than two equal installments on the first and second anniversary of the bonus award payment date and deferral election. Target awards for executive officers were fixed as a percentage of base salary and ranged from 60% to 100%, except for the Chief Executive Officer whose target award was 130% for 2004. The Committee has reserved the ability to reduce any award or eliminate any award based on the overall financial performance of the Company, as well as certain other factors.

          Long-Term Incentive Compensation

        In addition to the above acts of setting and approving annual cash compensation, the Committee generally grants equity awards to executive officers to provide long-term performance related incentives that link rewards directly to shareholder gains over a multi-year period. In February 2004, the Committee reviewed a proposed amendment to the Company's 2001 Equity Incentive and Director Deferred Compensation Plan that sought to increase the number of shares available for future equity awards under the Plan by three million. After evaluation and discussion, the Committee approved the amendment and submitted it for shareholder approval at the 2004 Annual Meeting. Shareholders approved the amendment by a majority of votes cast (63% of votes cast) on the proposal.

        The Committee revised the Company's Long-Term Incentive Program ("LTIP") in 2004. It retained an outside executive compensation consultant who prepared a report on long-term incentive/equity compensation trends. The consultant also reviewed the Company's stock option usage compared to its peer group and a broader group of 350 large, publicly traded companies. The revised LTIP also addressed the potential dilutive impact of stock options on the Company's earnings-per-share following newly promulgated standards on the accounting of stock options.

        The LTIP for senior executives has two major components: stock options and performance-contingent restricted stock. The program objective is to provide incentive and reward to eligible participants for the achievement of long-term Company objectives. In addition, the LTIP facilities the retention of key employees and aligns the interests of management with shareholders. The target value of compensation awarded under the LTIP is based on a number of factors including market-competitive total remuneration for the positions held by named executive officers as prepared by the executive compensation consultant based on a peer group of companies and executive compensation survey data, the availability of shares and retention considerations.

          Stock Options

        Under Reebok's program, stock options for executive officers generally vest over a three-year period in equal annual installments and expire after seven years. The stock options have an exercise price equal to the fair market value of Reebok stock on the date of grant. As part of the new LTIP, the Company granted stock options to executive officers in December 2004. Target grant guidelines were developed based on the target value of compensation under the LTIP and actual grants to individuals were adjusted based on each officer's individual performance and retention considerations.

          Performance-Contingent Restricted Stock

        Also as part of the new LTIP, the Company introduced performance-contingent restricted stock grants beginning in February 2005. These grants, which had a target value of 60% of the individual's base salary for most of the Named Executive Officers and select Senior Vice Presidents, had the effect of reducing the number and value of stock options provided to executives in December 2004. The pool of available restricted stock was contingent upon the level of Company performance against the Company's annual financial measures set forth in the PIP and in accordance with the PIP funding schedule. This means that participants had the potential to earn more (up to 200% of the target grant) or less than the target grant based on Company performance against annual performance targets. The actual number of shares granted to eligible executives was approved by the Committee in February 2005.

        Executives receiving performance-contingent restricted stock will be restricted from selling the shares for three years, as such, the executive will not receive the value for three years. Executives who voluntarily leave prior to February 10, 2008, must return all of the shares. If the employee is terminated without cause prior to February 10, 2008, then the executive may be entitled to sell a pro-rata portion of the shares.

          Deferred Compensation

        In 2004, the Committee approved an Executive Deferred Compensation Plan, which is a wraparound plan document containing the administrative provisions relating to Reebok's Compensation Deferral Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan ("SERP").

  2004 Performance

        Bonuses for the executive officers for 2004 were determined in accordance with the PIP and the Company's actual 2004 financial results. In February 2005, the Committee met to review the Company's actual financial results for 2004 and to determine whether such results satisfied the financial criteria established under the PIP. For all named executive officers, 75% of their potential bonus was based on satisfaction of pre-tax operating profit targets for the Company or the applicable business unit. The balance of their potential bonus was based on the operating cash flow measures of inventory turns and days sales outstanding in accounts receivable. The specific targets varied depending on the nature of an executive's role and business unit. The Corporate group, Reebok Brand and The Rockport Company each substantially met their respective targets. Ralph Lauren Footwear exceeded all of its targets. Bonuses were paid to executive officers in March 2005 based upon achievement of the financial targets under the PIP. The bonuses paid to our named executive officers for the past three years along with their base salaries earned and grants of stock options and restricted stock are shown in the "Summary Compensation Table."

  Chairman and Chief Executive Officer Compensation

          Annual Cash Compensation

        The Committee reviewed competitive compensation data for similar chief executive officers and completed a review of his overall compensation package. After deliberation of a recommendation to modify his salary and bonus components, the Committee increased Mr. Fireman's base salary from $1,150,000 to $1,300,000 per year for 2004. At the same time, it decided to decrease his potential annual bonus target from 140% to 130% of his annual base salary. In addition, it established a 2004 bonus plan for Mr. Fireman based on the objective criteria of Reebok's pre-tax operating profit and operating cash flow measures of inventory turns and days sales outstanding in accounts receivable. Mr. Fireman received a bonus in March 2005 of $1,683,898 under the PIP for his 2004 performance based on the Company substantially meeting its pre-tax operating profit target and operating cash flow measures.

          Long-Term Incentive Compensation

        After reviewing similar comparative data for chief executive officers and a review of his total compensation package, the Committee granted Mr. Fireman 200,000 stock options in December 2004 under the same terms and conditions applicable to other executive officers at that time. Thus, these options will vest and become exercisable at the rate of one-third per year over the next three years. These options will expire in seven years from the date of grant. The Committee also decided not to grant to Mr. Fireman either the restricted stock or performance-contingent restricted stock granted to other senior executives.

  Tax Deductibility

        Section 162(m) limits deductibility of compensation in excess of $1 million paid to Reebok's chief executive officer and to each of the named executive officers (see "Summary Compensation Table") unless the compensation qualifies as "performance based." Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under Company plans qualifies as "performance-based." In adopting and administering executive compensation plans and arrangements, the Committee considers whether the deductibility of such compensation will be limited under Section 162(m), and in appropriate cases will attempt to structure such compensation so that any such limitation will not apply. The Committee also appointed a sub-committee in 2002 for the purpose of reviewing and taking all actions required to be taken by outside directors under Section 162(m). As stated earlier in this report, the Compensation Sub-Committee consists of all members of the Compensation Committee as are current from time to time with the exception of any such members not deemed to be "outside directors" for purposes of Section 162(m). The Sub-Committee took all required actions under Section 162(m) noted in this report.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
Richard G. Lesser, Chair Norman Axelrod Geoffrey Nunes Thomas M. Ryan

Report of the Audit Committee

        The Audit Committee is currently composed of three independent directors as defined in NYSE listing standards (Ms. Puhy, Chair, and Messrs. Lesser and Nunes) and operates under a written charter adopted by the Board of Directors in 2000, revised in February 2004 and available on the corporate website. The Board has made a determination that the Audit Committee has at least one member, Ms. Puhy, the Chair of the Audit Committee, who qualifies as an "audit committee financial expert" within the meaning of SEC regulations, and that she has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. All committee members are financially literate. The Audit Committee appoints, oversees and replaces, if necessary, the Company's independent auditor and in doing so reviews the independence, qualifications and performance of the independent auditor. In addition, the Audit Committee assists the Board of Directors in its oversight of the Company's preparation of financial statements, compliance with legal and regulatory requirements, and the performance of the Company's internal audit function. Finally, the Audit Committee prepares this report required by the SEC for inclusion in our Proxy Statement.

        As part of its specific duties, the Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors, reviews the financial information issued to shareholders and others, including a discussion of the quality, not just the acceptability of the accounting principles; the reasonableness of significant judgments; and the clarity of discussions in the financial statements, and monitors the systems of internal control and the audit process. Management has primary responsibility for the financial statements and the reporting process.

        The Audit Committee has met and held discussions with management and the independent auditors. In our discussions, management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, our independent auditors. The Audit Committee meets with our internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        The Audit Committee held five formal meetings in 2004. The Committee also holds quarterly pre-earnings release telephone conference calls. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The Company's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has considered and discussed with Ernst & Young the firm's independence and the compatibility of the non-audit services provided by the firm with its independence.

        Based on the Audit Committee's review of the audited financial statements and the various discussions noted above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Board has approved this recommendation.

AUDIT COMMITTEE
Dorothy E. Puhy, Chair Richard Lesser Geoffrey Nunes

Performance Graph

        The following graph shows a five-year comparison of cumulative total returns for Reebok's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices* from December 31, 1999 to December 31, 2004. The graph assumes an investment of $100 on December 31, 1999 in each of the Company's Common Stock and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices. Performance shown for each of the indices assumes that all dividends were reinvested.

*
The Standard & Poor's Shoes and Textile Apparel Manufacturers Indices were selected in order to compare the Company's performance with companies in each of the two primary lines of business in which the Company is engaged. The indices do not, however, include all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged.

The Stock Performance shown on the Performance Graph above is not necessarily indicative of future performance. The Company does not make or endorse any predictions as to future stock performance.

Transactions with Management and Affiliates

        During 2004, Reebok entered into an arrangement with an entity controlled by Mr. Fireman to utilize his private yacht for corporate purposes in Athens, Greece during the 2004 Summer Olympics. Reebok paid for such use based on the per day normal charter rate for the yacht and for all out of pocket expenses, including without limitation, fuel, dockage fees, food and beverage and service charges. The total amount paid to this entity was $171,000 during 2004. The Management Development and Corporation Committee approved this transaction.

Indebtedness of Management

        None.

Compensation Committee Interlocks and Insider Participation

        The following Directors served during 2004 as members of the Management Development & Compensation Committee: Mr. Axelrod, Mr. Lesser, Mr. Nunes and Mr. Ryan. Mr. Lesser was formerly an officer of Reebok from September 1979 (following its formation in July 1979) until March 1981, which was four years before the Company went public.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY'S INDEPENDENT AUDITORS TO SERVE FOR 2005.

        The Audit Committee has appointed Ernst & Young LLP as our independent auditors to serve for 2005. Ernst & Young LLP has served as Reebok's independent auditors for many years and is considered by management to be well qualified. Services provided to Reebok by Ernst & Young LLP in 2004 are described under the section "Independent Auditors" below. Additional information regarding the Audit Committee can be found in the "Report of the Audit Committee" above. Representatives from Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

        Our organizational documents do not require that our shareholders ratify the selection of Ernst & Young LLP as our independent auditors. We are doing so because we believe that it is a matter of good corporate practice. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Reebok and its shareholders.

        After appropriate consideration and upon recommendation of the Audit Committee, as well as after appropriate consideration by the Board of Directors, the Board recommends that shareholders vote FOR Proposal 2 to ratify the appointment of Ernst & Young LLP.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers and directors are required by

SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, all required Section 16(a) filings were timely made during 2004, except for the failure to file one Form 4 due to an administrative oversight on behalf of the Company for each of Ms. Puhy and Messrs. Axelrod, Duncan, Lesser, Nunes, Patrick, Ryan and Tatelman, reflecting the credit of between 5 and 40 shares each to their individual deferred accounts as a result of a dividend payment made on March 19, 2004.

Independent Auditors

        Ernst & Young LLP has been reappointed to audit the consolidated financial statements of the Company for the year ending December 31, 2005, and to report the results of their audit to the Audit Committee of the Board of Directors. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions from shareholders.

Fees billed to the Company by Ernst & Young LLP

		2004	2003
(1)	Audit Fees	$3,842,000	$2,143,129
(2)	Audit-related Fees	$224,000	$165,829
(3)	Tax Fees	$1,372,000	$978,211
(4)	All Other Fees	0	0

(1)
Audit fees billed to Reebok by Ernst & Young LLP were for all professional services performed in connection with the audit of the Company's annual financial statements and review of those financial statements, reviews of our quarterly reports on Form 10-Q, and consents and comfort letters related to the Company's issuance of debt securities. Audit fees during 2004 also included audit services related to our compliance with Section 404 of the Sarbanes-Oxley Act regarding our internal controls over financial reporting.

(2)
Audit-related services generally include fees for services performed relating to employee benefit plans, acquisition due diligence and other accounting consultations.

(3)
Tax services generally include fees for services performed related to tax compliance, consulting and expatriate tax services.

(4)
Ernst & Young LLP did not bill Reebok for other services during 2004 and 2003.

        All audit and non-audit services and fees are pre-approved by the Audit Committee or by the Chairman of the Audit Committee pursuant to delegated authority.

Advance Notice Procedures

        Under Reebok's by-laws, nominations for director may be made only (a) by or at the direction of the Board of Directors or an appropriate committee of the Board of Directors, or (b) by any shareholder of record who is entitled to vote for the election of directors at the meeting who has delivered written notice to the Clerk of the Company (containing certain information specified in the by-laws) (i) not less than 75 nor more than 120 days prior to the anniversary date of the preceding year's annual meeting, or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the day on which notice of such meeting is mailed or publicly disclosed, whichever is earlier. Under federal proxy rules, if a shareholder wishes to present such a proposal, but fails to notify Reebok by the date required by the Company's by-laws, the proxies solicited by management for the annual meeting will include discretionary authority to vote on the shareholder's proposal in the event it is properly brought before the meeting, notwithstanding anything to the contrary in the Company's by-laws.

        The by-laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting (a) by or at the direction of the Board of Directors, (b) by the presiding officer, or (c) by a shareholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of the Company (containing certain information specified in the bylaws) (i) not less than 75 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the date on which notice of such meeting is mailed or made public, whichever is earlier. These requirements apply to any matter a shareholder wishes to raise at an annual meeting other than those shareholder proposals included in the Company's proxy materials in accordance with the procedures under Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Shareholder Proposals for the 2006 Proxy Statement

        Shareholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2006 Annual Meeting must submit their proposals to our Clerk on or before November 11, 2005. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Householding

        As permitted by the 1934 Act, only one copy of this Proxy Statement and accompanying Annual Report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of each to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Office of Investor Relations at the Company address and telephone number listed below. Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement and accompanying Annual Report, but who desire to request multiple copies in the future, or those receiving multiple copies who want a single copy to be mailed in the future, may contact the Office of Investor Relations at the address and telephone number listed below.

Other Business

        The Board of Directors knows of no business that will properly come before the Meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business that properly comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Annual Report to Shareholders and Form 10-K

        A copy of Reebok's Annual Report on Form 10-K for the 2004 fiscal year has been mailed with this Proxy Statement (without exhibits) and is also available without charge by writing to: Office of Investor Relations, Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021. In addition, it can be accessed through the Company's corporate website at www.reebok.com or by calling 781/401-7000.

March 11, 2005

Reebok

REEBOK INTERNATIONAL LTD.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NOTICE OF 2005 ANNUAL SHAREHOLDERS' MEETING
May 3, 2005

        The shareholder(s) hereby appoint(s) David Pace and Ken Watchmaker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Reebok International Ltd. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Tuesday, May 3, 2005 at Reebok's Corporate Headquarters, 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021, and any adjournment or postponement thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

        CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Reebok logo

REEBOK INTERNATIONAL LTD. 1895 J.W. FOSTER BLVD. CANTON, MA 02021	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reebok International Ltd., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒    REEBOK     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REEBOK INTERNATIONAL LTD.

Vote on Directors

1.	Election of seven (7) members of the Board of Directors, each for a one-year term.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the nominee's number on the line below.
Nominees:
	01) Norman Axelrod 02) Paul R. Duncan 03) Richard G. Lesser 04) Deval L. Patrick	05) Paul B. Fireman 06) Dorothy E. Puhy 07) Thomas M. Ryan	☐	☐	☐

Vote on Proposal

		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2005.	☐	☐	☐
3.	Transaction of any other business that may properly come before the Meeting or any adjournment thereof.

Shareholders of record at the close of business on February 22, 2005, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Whether or not you intend to be present in person at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date